EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)


                                                                                       Three Months
                                                                                           Ended
                                                                                      March 29, 1997
Fixed charges:
  Interest expense                                                                       $   183
  Distributions on preferred securities of subsidiary trust, net of income taxes               6
  Estimated interest portion of rents                                                          9

    Total fixed charges                                                                  $   198



Income:
  Income from continuing operations before income taxes and distributions                $   216
    on preferred securities of subsidiary trust
  Fixed charges                                                                              198

    Adjusted income                                                                      $   414



Ratio of income to fixed charges                                                         2.09

